Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Anika Therapeutics, Inc.

Pondel/Wilkinson Klein

Charles Sherwood, Ph.D., CEO	Susan Klein (508) 358-4315
William Knight, CFO	Rob Whetstone (323) 866-6060
(781) 932-6616

ANIKA THERAPEUTICS POSTS PROFITABLE 2004 FIRST QUARTER;
REPORTS 81% REVENUE INCREASE TO $6.1 MILLION

WOBURN, Mass. – April 29, 2004 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today reported net earnings for the first quarter ended March 31, 2004 of $7.8 million, or $.69 per diluted share, compared with a net loss of $313,000, or $.03 per diluted share, for the first quarter of 2003.  Net earnings from operations increased $1.7 million to $1.2 million, or $.11 per diluted share, for the first quarter compared to a net loss from operations of $509,000, or $.05 per diluted share for the first quarter of 2003.  Included in net earnings for the first quarter 2004 is a one-time tax benefit of $7.0 million, or $.62 per diluted share.

Total revenue for the first quarter increased 81% to $6.1 million from $3.4 million in the comparable period last year.  Product revenue of $5.6 million for the first quarter grew 65% compared to $3.4 million in the same period last year.  Product revenue included sales of OrthoVisc® to Ortho Biotech Products, L.P., the company’s new U.S. distributor, and royalty payments tied to U.S. OrthoVisc end-user sales.  Licensing and milestone revenue during the quarter included $550,000 attributable to the amortization of previously disclosed upfront and milestone payments received in connection with the licensing and supply agreement with Ortho Biotech.

“OrthoVisc sales continued to experience significant momentum in international markets with Turkey and Canada showing the strongest growth this quarter,” said Charles H. Sherwood, Ph.D., president and chief executive officer.  “In addition to new sales to our distributor in Greece, our launch in Germany, Europe’s largest market, is gaining momentum and our distributor in that country is doing a good job building market share.

“In the U.S., we marked a major milestone with the launch of OrthoVisc by Johnson & Johnson’s Ortho Biotech unit at the annual meeting of the American Academy of Orthopaedic

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Surgeons held in early March.  Their U.S. sales force is energized and, while it clearly is too early to assess the success of the launch, we are extremely enthusiastic about the reception the product has received thus far and the marketing efforts our new distribution partner is putting behind the product,” Sherwood said.

Sales of the company’s ophthalmic products, which constituted 43% of product sales for the quarter, grew approximately 20% compared to the first quarter of 2003.  Sales of Hyvisc®, the company’s product for equine osteoarthritis, were up 6% for the quarter and contributed 16% of product sales for the period.

Gross margin on product revenue for the 2004 first quarter was 51% compared with 42% for the same period last year.  The improvement in gross margin reflects the revenue mix and manufacturing efficiency gains achieved throughout 2003.

Total operating expenses for the first quarter 2004 increased 15% from the first quarter 2003 reflecting slightly higher clinical development costs and general and administrative expenses.  The company noted that research and development costs for the current year are expected to continue to exceed those for corresponding periods in 2003 as the company adds additional resources to its research and development programs and advances several product candidates through clinical studies.

“We have treated our first patient in a pilot study to evaluate INCERT® our product for preventing post-surgical adhesions and we are finalizing the protocol and preparing to start a pivotal study for our cosmetic tissue augmentation (CTA) product candidate,” said Sherwood.  “The pilot study for INCERT is being conducted at two centers in the U.K. and will encompass approximately 45 patients.  For CTA, we will conduct a pivotal study in the U.S. and anticipate beginning patient treatments during the second quarter.”  Sherwood added that the company is actively pursuing discussions with potential partners for its CTA program.

The company has determined that it will likely utilize all of its net operating loss and credit carry-forwards as a result of the receipt of the upfront and milestone payments from Ortho Biotech.  In addition, based on management’s current expectations regarding future profitability, the company has released the valuation allowance previously established against its deferred tax assets and recorded a one-time benefit of $7.0 million.  The company also recorded a provision for taxes of $504,000 related to its first quarter income.  The effective tax rate for the current provision for the quarter was approximately 40%; the company anticipates a similar rate for the balance of the year.

Anika’s cash and cash equivalents at March 31, 2004, totaled $34.5 million reflecting the $20.0 million milestone payment from Ortho Biotech tied to U.S. Food and Drug Administration marketing approval for OrthoVisc in February 2004.

Conference Call Information

The company will hold a conference call to review its financial results on Thursday, April 29, 2004 at 11:00 a.m. EDT.  To listen to the conference call, dial 706-634-1550 approximately 10 minutes before the starting time and reference Anika Therapeutics.  In addition, the conference call will be available to interested parties through a live audio Internet broadcast at http://www.anikatherapeutics.com/newset.htm.  The call will be archived and accessible on the same Web site for one year beginning at 2:00 p.m. EDT Thursday, April 29, 2004.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by Ortho Biotech Products, L.P., and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery, for Bausch & Lomb.  It also produces CoEase™, which is marketed by Advanced Medical Optics, Inc., STAARVISC™-II distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  These statements also include statements regarding: (i) the Company’s efforts and expectations in entering into long-term arrangements to market and distribute ophthalmic and osteoarthritis products, (ii) the level of the Company’s revenue or sales in particular geographic areas and/or for particular products, (iii) the market share of any of the Company’s products, (iv) expectations regarding future results of operations, including the Company’s expectations regarding cash utilization, (v) the Company’s intention to strengthen, expand and grow its ophthalmic franchise and the growth of the Company’s ophthalmic business, (vi) the Company’s expectations of the size of the United States and European markets, including Germany and France, for osteoarthritis of the knee, (vii) the Company’s intention to increase market share for ORTHOVISC® in international and domestic markets or otherwise penetrate growing markets for osteoarthritis of the knee,  (viii) the Company’s corporate objectives and research and development and collaboration opportunities, including, without limitation, intended preclinical development of potential cosmetic tissue augmentation products and commencement of INCERT® clinical trials and (ix) the results of the U.S. launch for ORTHOVISC®.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to successcommence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the Company’s efforts to improve the financial performance of its core business; (iii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish, German, Canadian and French economies, in general and other economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated.  Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position.  Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved.  There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, (iii) new distribution arrangements, including the agreement with Ortho Biotech Products, L.P. pertaining to ORTHOVISC®, will not result in meaningful sales of the Company’s products, (iv) the Company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company’s product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, or (vii) increased sales of the Company’s products, including HYVISC®, ORTHOVISC®, or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company’s business and operations.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

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Anika Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations

	Quarter Ended March 31,
	2004	2003

Product revenue	$5,569,000	$3,370,000
Licensing and milestone revenue	572,000	14,000
Total revenue	6,141,000	3,384,000
Cost of product revenue	2,721,000	1,969,000
Gross profit	3,420,000	1,415,000
Operating expenses:
Research and development	907,000	809,000
Selling, general and administrative	1,308,000	1,115,000
Total operating expenses	2,215,000	1,924,000
Earnings (loss) from operations	1,205,000	(509,000)
Interest (income) expense, net	(46,000)	(42,000)
Earnings (loss) before income tax expense (benefit)	1,251,000	(467,000)
Income tax expense (benefit)
Provision (benefit) for income taxes	504,000	(154,000)
Benefit from release of valuation allowance	(7,039,000)	—
Net earnings (loss)	$7,786,000	$(313,000)

Basic net earnings (loss) per share	$0.78	$(0.03)
Basic shares outstanding	9,987,410	9,934,280

Diluted net earnings (loss) per share	$0.69	$(0.03)
Diluted shares outstanding	11,257,264	9,934,280

Anika Therapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$34,499,000	$14,592,000
Restricted cash	336,000	818,000
Short term investments	—	—
Accounts receivable, net	2,975,000	1,421,000
Inventories	3,622,000	3,627,000
Current portion deferred income taxes	1,270,000	—
Prepaid expenses and other current assets	269,000	81,000
Total current assets	42,971,000	20,539,000
Property and equipment	10,024,000	9,875,000
Less accumulated depreciation	(8,849,000)	(8,684,000)
Net property and equipment	1,175,000	1,191,000
Long-term deposits	143,000	143,000
Deferred income taxes	8,403,000	—
Total assets	$52,692,000	$21,873,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$805,000	$349,000
Other accrued expenses	1,095,000	1,297,000
Deferred revenue	2,667,000	378,000
Income taxes payable	3,099,000	65,000
Total current liabilities	7,666,000	2,089,000

Long-term deferred revenue	19,250,000	1,800,000

Stockholders’ equity:
Common stock	100,000	100,000
Additional paid-in capital	31,466,000	31,480,000
Treasury stock	(7,000)	(27,000)
Accumulated deficit	(5,783,000)	(13,569,000)
Total stockholders’ equity	25,776,000	17,984,000
Total liabilities and stockholders’ equity	$52,692,000	$21,873,000